UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
Post-Effective Amendment #1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Profit Planners Management, Inc.
(Exact Name of Small Business Issuer in its Charter)

Nevada	000-8742	90-0450030
(State of Incorporation)	(Primary Standard	(IRS Employer ID No.)
Classification Code)

110 West 40th Street, Suite 2503
New York, NY 10018
646-416-6802
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

CSC Services of Nevada, Inc.
502 East John Street
Carson City, Nevada 89706
1(800) 882-3072
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Bradley L. Steere II, Esq.
52 White Street, 4th Floor
New York, N.Y. 10013
Telephone: (212) 226-6914
Fax: (646) 304-1986

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.001	756,669	$0.10	$75,667	$18.31

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).  Our common stock is quoted on the OTC Bulletin Board under the symbol “PPMT.OB”. The last reported sale price of our common stock on the OTC Bulletin Board on May 31, 2010 was $0.03 per share.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED AUGUST 27, 2010

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 (the “Act”) or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

756,669 SHARES OF
PROFIT PLANNERS MANAGEMENT, INC.
COMMON STOCK

This prospectus relates to periodic offers and re-sales of up to 756,669 shares of our common stock (the “shares”), by the Selling Stockholders. The Selling Stockholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The Selling Stockholders may sell the shares for their own accounts in open market transactions, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may sell their shares of common stock to or through broker-dealers, who may receive compensation in the form of negotiated discounts or commissions from the Selling Stockholders or the purchasers of shares. Upon any sale of shares of common stock, the Selling Stockholders and participating broker-dealers or selling agents may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, as amended. We cannot determine the price to the public of the shares of common stock offered for sale by the Selling Stockholders. The public offering price and the amount of any underwriting discount or commissions will be determined at the time of sale. We shall pay the costs and out-of-pocket expenses in connection with this offering.

Our common stock is quoted on the OTC Bulletin Board and trades under the symbol "PPMT.OB". The last reported sale price of our common stock on the OTC Bulletin Board on May 31, 2010 was $0.03 per share. There is presently very limited trading in our common stock on the OTC Bulletin Board and shares of our common stock have very limited liquidity.

THE COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENTS.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 8.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission (the “SEC” or the “Commission”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: August 27, 2010

PROFIT PLANNERS MANAGEMENT, INC. HAS NOT REGISTERED THE SHARES FOR SALE BY THE SELLING SHAREHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

PROFIT PLANNERS MANAGEMENT, INC. HAS NOT AUTHORIZED ANYONE, INCLUDING ANY SALESPERSON OR BROKER, TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING, PROFIT PLANNERS MANAGEMENT, INC., OR THE SHARES THAT IS DIFFERENT FROM THE INFORMATION INCLUDED IN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR ANY SUPPLEMENT TO THIS PROSPECTUS, IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE COVER PAGE OF THIS PROSPECTUS OR ANY SUPPLEMENT TO IT.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

About Our Company

We are a Nevada Corporation founded in January 2009. We provide short-term engagements of an outside chief financial officer (“CFO”) to assist companies with certain transactions or restructurings. Such transactions include, but are not limited to, the sale of a business, business reorganizations, the transfer of a family business, estate planning and the tax implications of such transactions.

We will target our marketing on small to mid-sized companies whose revenues and general business operations do not support, or require, the employment of a full time chief financial officer. When a company of this size is presented with a more complex business transaction, such as a business reorganization, it may not have an employee with the expertise to complete that transaction. We offer such companies a short-term, lower cost alternative to hiring a full-time CFO, whose services may only be needed for the time it takes to complete a specific complex transaction. We believe there are many similar situations where a small to mid-sized company, which normally would not have a CFO, would need one for a period of time to complete a business transaction, and we seek to fill this need by providing such companies with a short-term, contracted CFO consultant. Additionally, we will provide monthly accounting services to businesses that do not have an accounting department.

We are a development stage company and to date we have received minimal revenues from our operations.  In order to continue operations, our management estimates that we will need to raise a minimum of $500,000 over the next twelve (12) months to execute our business strategy, including the implementation of our marketing strategy, which is currently under development. We estimate that it will take a minimum of twelve (12) months to execute our marketing strategy.

The terms "PPM" "we," "us" and "our" as used in this prospectus refer to Profit Planners Management, Inc.

Where You Can Find Us

Our principal executive offices are located at 110 West 40th Street, Suite 2503, New York, NY 10018. The telephone number of our principal executive office is 646-416-6802. We do not currently have a web-site, however, we have reserved the domain name www.profitplannersmgt.com and we intend to develop a web-site as part of our marketing strategy.

Terms of our Offering

This prospectus relates to the resale by the Selling Stockholders of up to 756,669 shares of our common stock. Such shares were acquired by the Selling Stockholders in private transactions, which closed on February 13, 2009 and August 7, 2009 pursuant to the exemptions from registration provided by Regulation D of the Securities Act. On February 13, 2009, we closed a private transaction with eleven persons, including our current officers and directors and certain affiliates thereof, whereby we issued 10,000,000 shares of our common stock at a price of $.001 per share for total proceeds to us of $10,000.  On August 7, 2009, we closed a second private transaction with four investors whereby we issued an additional 416,669 shares of our common stock at a price of $.03 per share for total proceeds to us of $12,500.

We will not receive any of the proceeds from the resale of these shares.  This prospectus relates to periodic offers and re-sales of up to 756,669 shares of our common stock (the “shares”), by the Selling Stockholders. The Selling Stockholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The Selling Stockholders may sell the shares for their own accounts in open market transactions, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may sell their shares of common stock to or through broker-dealers, who may receive compensation in the form of negotiated discounts or commissions from the Selling Stockholders or the purchasers of shares. Upon any sale of shares of common stock, the Selling Stockholders and participating broker-dealers or selling agents may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, as amended. We cannot determine the price to the public of the shares of common stock offered for sale by the Selling Stockholders. The public offering price and the amount of any underwriting discount or commissions will be determined at the time of sale. We shall pay the costs and out-of-pocket expenses in connection with this offering.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception (January 29, 2009) through May 31, 2010 are derived from our audited financial statements.

January 29, 2009 (Inception) - May 31, 2010
Statement of Operations Data:
Revenue-Related parties	$29,000
Cost of goods sold	-
Gross profit	$29,000
Gross margin	100%
Operating expenses	46,556
Loss from operations	$(17,556)
Operating expense (as % of revenue)	161%
Net loss	$(17,556)
Net loss per share	$(0.00)

Balance Sheet Data:	May 31, 2010
Total assets	$30,204
Total liabilities	25,260
Working capital	4,944
Stockholders' equity	4,944

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. The occurrence of any of the following risk factors could harm our business. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also become important factors that may harm our business. You may lose part or all of your investment due to any of these risks or uncertainties. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the Selling Stockholders.

Risks Relating to Profit Planners Management, Inc.

We Have A Limited Operating History That You Can Use To Evaluate Us, And The Likelihood Of Our Success Must Be Considered In Light Of The Problems, Expenses, Difficulties, Complications And Delays Frequently Encountered By A Small Developing Company. There Is No Assurance Our Future Operations Will Result In Profitable Revenues. If We Cannot Generate Sufficient Revenues To Operate Profitably, We Will Cease Operations And You Will Lose Your Investment.

We were incorporated in Nevada in January 2009. We have no significant financial resources and only a small amount of revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities. Our net loss from inception through May 31, 2010 is $17,556.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

•	our ability to identify and pursue mediums through which we will be able to market our services;
•	our ability to attract and retain customers;
•	our ability to generate revenues through sales of services; and
•	our ability to manage growth by managing administrative overhead.

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and generating limited revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause you to lose your investment.

We Will Require Financing To Achieve Our Current Business Strategy And Our Inability To Obtain Such Financing Could Prohibit Us From Executing Our Business Plan And Cause Us To Slow Down Our Expansion or Cease Our Operations.

We will need to raise a minimum of $500,000 over the next twelve months through public or private debt or sale of equity to execute our business and marketing plan and to get our operations to profitability. Such financing may not be available as needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain this financing on reasonable terms, we would be unable to hire the additional employees needed to execute our business plan and we would be forced to delay or scale back our plans for expansion. This would delay our ability to get our operations to profitability and could force us to cease operations. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds in order to execute any future plans for growth. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if or when it is needed on terms we deem acceptable.

We May Not Be Able To Effectively Control And Manage Our Growth.

Our strategy envisions a period of potentially rapid growth. We currently maintain nominal administrative and personnel capacity due to the development nature of our business, and our expected growth may impose a significant burden on our future planned administrative and operational resources. The growth of our business may require significant investments of capital and increased demands on our management. We will be required to substantially expand our administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or would have a material adverse effect on our business and results of operations.

There Is Substantial Uncertainty We Will Continue Operations In Which Case You Could Lose Your Investment.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment.

We Face Intense Competition And Our Inability To Successfully Compete With Our Competitors Will Have A Material Adverse Effect On Our Results Of Operation.

The CFO service industry is highly competitive. Many of our competitors have longer operating histories, greater brand recognition, broader service lines and greater financial resources and advertising budgets than we do. Many of our competitors offer similar services or alternatives to our services. We intend to rely solely on concepts developed by Wesley Ramjeet, our CEO and a director. There can be no assurance that we will procure a market that will be available to support the services we will offer or allow us to seek expansion. There can be no assurance that we will be able to compete effectively in this marketplace.

If We Do Not Attract Customers On Cost-Effective Terms, We Will Not Make A Profit, Which Ultimately Will Result In A Cessation Of Operations.

Our success depends on our ability to attract customers on cost-effective terms. If we are unsuccessful at attracting a sufficient number of clients, our ability to get repeat customers and our financial condition will be harmed.

From Inception, We Have Had Only Two Customers Who Have Accounted For 100% Of Our Total Revenues.

We currently have only two customers, Micro-Cap Review, Inc. and 3A Media, Inc., who account for 100% of our total revenues.  These customers are also related parties because they are substantially owned by Mr. Wesley Ramjeet, our CEO, director and controlling shareholder   While we believe our relationships with Micro-Cap Review, Inc. and 3A Media, Inc. are stable, a significant decrease or interruption in business from these significant customers could have a material adverse effect on our business, financial condition and results of operations. We plan to expand our customer base in the upcoming year to mitigate this risk.

If We Do Not Make A Profit, We May Have To Suspend Or Cease Operations.

Because we are small and do not have much capital, we must limit our marketing to the existing business relationships of our CEO, Wesley Ramjeet. Because we will be limiting our marketing activities, we may not be able to attract enough customers to operate profitably. If we cannot operate profitably, we may have to suspend or cease our operations.

Because Our CEO Will Not Be Devoting His Full Time To Our Operations, Our Operations May Be Sporadic. This Could Prevent Us From Attracting Customers And Result In A Reduction Of Revenues That May Cause Us To Suspend Or Cease Operations.

Our CEO, Wesley Ramjeet, will not be devoting his full time to our operations. Mr. Ramjeet estimates that he will be committing approximately ten (10) hours per week to our operations and expansion over the next twelve (12) months. As a result, our operations may be sporadic, which could prevent us from attracting some customers. Such loss of customers may result in a reduction of revenues and make our operations unprofitable. This could ultimately lead to the cessation of our operations.

We Are Dependent On Our CEO, Wesley Ramjeet, To Guide Our Initial Operations and Implement Our Plan Of Operations. If We Lose His Services We Will Have To Cease Operations.

Our success will depend on the ability and resources of Mr. Ramjeet. If we lose the services of Mr. Ramjeet, we will cease operations. Presently, Mr. Ramjeet is committed to providing approximately ten (10) hours per week to our operations and expansion. However, Mr. Ramjeet does engage in other business activities. We currently have a consulting agreement but no employment agreement with Mr. Ramjeet.

Because Our Directors And Executive Officers Are Among Our Largest Stockholders, They Can Exert Significant Control Over Our Business And Affairs And Have Actual Or Potential Interests That May Depart From Those Of Our Other Stockholders.

Our directors and executive officers own a significant percentage of our common stock. As of August 26, 2010, our directors and executive officers beneficially owned an aggregate of approximately 7,800,000 shares of our common stock, representing 74.88% of the outstanding shares of our common stock. Additionally, these figures do not reflect any increase in beneficial ownership that such persons may experience in the future upon vesting or other maturation of exercise rights under any options or warrants they may in the future be granted or if they otherwise acquire additional shares of our common stock. The interests of such persons may differ from the interests of our other stockholders. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•	to elect or defeat the election of our directors;
•	to amend or prevent amendment of our Certificate of Incorporation, as amended or By-laws;
•	to effect or prevent a merger, sale of assets or other corporate transaction; and
•	to control the outcome of any other matter submitted to our stockholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Potential Conflicts of Interest for Wesley Ramjeet, Our CEO and Director

Our CEO and director, Wesley Ramjeet, owns and operates a privately held consulting firm called Profit Planners, Inc. Profit Planners, Inc. markets itself to publicly-held corporations and provides such services as the preparation of financial statements for inclusion in SEC periodic reports, as well as advising on the suitability from an accounting standpoint of potential acquisition targets for public companies. In many cases the clients of Profit Planners, Inc. have Chief Financial Officers in place. Mr. Ramjeet is also the owner of 33% of CPA Tax Strategies, Inc., a privately held consulting firm that provides tax return preparation and tax advice services to businesses. As a result of his ownership of the above identified entities, Mr. Ramjeet may periodically have a conflict of interest with respect to our prospective clients and presenting the corporate opportunity to us rather than another entity that he wholly or partially owns.

We do however believe that there are enough differences in the services offered by us, the type of clients that we will be marketing ourselves to, and the terms of our engagement that the potential conflicts of interest identified above will be minimized. While Profit Planners, Inc. generally markets itself only to publicly-held companies, and CPA Tax Strategies, Inc. does not generally provide advice on the tax ramifications of potential corporate transactions, it is possible that the business areas of these companies will overlap with ours and that they could be competitors for our business. This overlap could result in a reduction in our business and reduce our revenue and negatively effect our results of operations.

Risks Relating To Our Common Stock

There Is Not Now, And There May Not Ever Be, An Active Market For Our Shares Of Common Stock.

There can be no assurance that an active market for our common stock will develop. If an active public market for our common stock does not develop, shareholders may not be able to re-sell the shares of our common stock that they own and may lose all of their investment.

Furthermore, for companies whose securities are quoted on the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our Stock Price May Be Volatile

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;
•	competitive pricing pressures;
•	our ability to obtain working capital financing;
•	additions or departures of key personnel;
•	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative
•	pricing pressure on the market price for our common stock;
•	sales of our common stock;
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Sales Of A Substantial Number Of Shares Of Our Common Stock May Cause The Price Of Our Common Stock To Decline.

Should an active public market develop and our stockholders sell substantial amounts of our common stock in the public market, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Additional Stock Offerings May Dilute Current Stockholders.

Given our plans and our expectation that we may need additional capital and personnel, we may need to issue additional shares of capital stock or securities convertible or exercisable for shares of capital stock, including preferred stock, options or warrants. The issuance of additional capital stock may dilute the ownership of our current stockholders.

Our Common Stock Will Be Subject To The "Penny Stock" Rules Of The SEC.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

·	that a broker or dealer approve a person's account for transactions in penny stocks; and
·	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

·	obtain financial information and investment experience objectives of the person; and
·
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

·	sets forth the basis on which the broker or dealer made the suitability determination; and
·	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We Have Not Paid Dividends In The Past And Do Not Expect To Pay Dividends In The Future. Any Return On Investment May Be Limited To The Value Of Our Common Stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

FINRA Sales Practice Requirements May Limit A Stockholder's Ability To Buy And Sell Our Stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

FORWARD LOOKING STATEMENTS

We make statements in this prospectus that are not historical fact and are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,”  “will,”  “expect,”  “believe,”  “anticipate,”  “intend,”  “could,”  “would,”  “estimate,” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, but are not limited to, the risks and uncertainties described in this prospectus or from time to time in our filings with the SEC.

These risks and uncertainties include, among others, those described under the cover pages, “Prospectus Summary,”  “Risks Factors” and elsewhere in this prospectus. In light of these risks and uncertainties, the forward-looking events discussed in this prospectus might not occur. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE OFFERING

This prospectus relates to the periodic offer and re-sale by the Selling Stockholders of up to 756,669 shares of our common stock. Such shares were acquired by the Selling Stockholders in private transactions that closed on February 13, 2009 and August 7, 2009 pursuant to the exemptions from registration provided by Regulation D of the Securities Act. On February 13, 2009, we closed a private transaction with eleven persons, including our current officers and directors and certain affiliates thereof, whereby we issued 10,000,000 shares of our common stock at a price of $.001 per share for total proceeds to us of $10,000.  On August 7, 2009, we closed a second private transaction with four investors whereby we issued an additional 416,669 shares of our common stock at a price of $.03 per share for total proceeds to us of $12,500.

The Selling Stockholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The Selling Stockholders may sell the shares for their own accounts in open market transactions, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may sell their shares of common stock to or through broker-dealers, who may receive compensation in the form of negotiated discounts or commissions from the Selling Stockholders or the purchasers of shares. Upon any sale of shares of common stock, the Selling Stockholders and participating broker-dealers or selling agents may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, as amended. We cannot determine the price to the public of the shares of common stock offered for sale by the Selling Stockholders. The public offering price and the amount of any underwriting discount or commissions will be determined at the time of sale. We shall pay the costs and out-of-pocket expenses in connection with this offering.

USE OF PROCEEDS

The Selling Stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

Our common stock is quoted on the OTC Bulletin Board and trades under the symbol "PPMT.OB". The Selling Stockholders may sell shares from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. Prices for shares of our common stock will be determined in the marketplace and may be influenced by many factors, including, but not limited to, our results of operations, the public’s perception of our business prospects, and the depth and liquidity of any market for our shares. The last reported sale price of our common stock on the OTC Bulletin Board on May 31, 2010 was $0.03 per share. There is presently very limited trading in our common stock on the OTC Bulletin Board and shares of our common stock have very limited liquidity.

The Selling Stockholders may be deemed underwriters of the shares that they are offering.

 Dilution.

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING STOCKHOLDERS

The shares being offered for resale by the Selling Stockholders consist of the 756,669 shares of our common stock held by fifteen (15) shareholders, were acquired by the Selling Stockholders in private transactions which closed on February 13, 2009 and August 7, 2009.

On February 13, 2009, we closed a private transaction with eleven persons, including our current officers and directors and certain affiliates thereof, whereby we issued 10,000,000 shares of our common stock at a price of $.001 per share for total proceeds to us of $10,000.  The following Selling Stockholders purchased shares of our common stock for cash in the February 13, 2009 private transaction: Wesley Ramjeet, our CEO and director, Bradley L. Steere II, our Secretary and director, Ron Stone, Debbie Ramjeet, Jacquelyn Peters, Jennifer Anglade, Stella Vida, Qiao Xia Chen, Alexander Hart, Andre Ragnauth, and Kelvin Chen. The shares were issued at a price of $0.001 per share for total cash in the amount of $10,000. The shares bear a restrictive transfer legend. The February 2009 private sale involved no general solicitation, and was conducted in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933. Each of the investors was provided with detailed disclosure of the material facts of the company and were given the opportunity to ask questions and request any additional information. Each of the investors in the February 2009 private transaction made an independent decision to acquire shares of the company and the sales closed on February 13, 2009.

On August 7, 2009, we closed a second private transaction with four investors whereby we issued an additional 416,669 shares of our common stock at a price of $.03 per share for total proceeds to us of $12,500. The investors in the August 2009 private transaction are not affiliates, are not controlled by our affiliates, and they are not now, and have not at any time in the past been, officers or directors of ours or any of our affiliates. The following Selling Stockholders purchased shares of our common stock for cash in the August 7, 2009 private transaction: Richard Stone, Cindy Hiles, Paul Sendro and Robert & Kathleen Phillipson. The shares were issued at a price of $0.03 per share for total cash in the amount of $12,500. The shares bear a restrictive transfer legend. The August 2009 private sale involved no general solicitation, and was conducted in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933. Each of the investors was provided with detailed disclosure of the material facts of the company and were given the opportunity to ask questions and request any additional information. Each of the investors in the August 2009 private transaction made an independent decision to acquire shares of the company and the sales closed on August 7, 2009.

The following table sets forth the name of the Selling Stockholders, the number of shares of common stock beneficially owned by each of the Selling Stockholders as of August 26, 2010 and the number of shares of common stock being offered by the Selling Stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the shares for resale from time to time. However, the Selling Stockholders are under no obligation to sell all or any portion of such shares nor are the Selling Stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders.

Name of Selling Security Holder (12)	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Registered	Shares of Common Stock not Registered in this Registration	Percent of Common Stock Outstanding after Offering

Paul Sendro	166,667	166,667	0	0.0%
Robert & Kathleen Phillipson	83,334	83,334	0	0.0%
Cindy Hiles	83,334	83,334	0	0.0%
Richard Stone	83,334	83,334	0	0.0%
Wesley Ramjeet (1)	6,600,000	100,000	6,500,000	61.91%
Bradley L. Steere II (2)	1,200,000	50,000	1,150,000	10.95%
Ron Stone (3)	480,000	80,000	400,000	3.81%
Debbie Ramjeet (4)	400,000	10,000	390,000	3.71%
Jacquelyn Peters (5)	400,000	10,000	390,000	3.71%
Jennifer Anglade (6)	200,000	10,000	190,000	1.81%
Stella Vida (7)	120,000	10,000	110,000	1.05%
Qiao Xia Chen (8)	120,000	20,000	100,000	0.95%
Alexander Hart (9)	120,000	20,000	100,000	0.95%
Andre Ragnauth (10)	120,000	20,000	100,000	0.95%
Kelvin Chen (11)	80,000	10,000	70,000	0.67%

(1)
Wesley Ramjeet acquired his shares for cash and is our CEO and a member of our Board of Directors. Mr. Ramjeet owns and controls several operating companies. Mr. Ramjeet owns 100% of Profit Planners, Inc. a private consulting firm. Mr. Ramjeet owns 100% of 3A Media, Inc. and 75% of Micro-Cap Review, Inc. Mr. Ramjeet also owns 33% of CPA Tax Strategies, Inc.

(2)
Bradley L. Steere II acquired his shares for cash and is our Secretary and a member of our Board of Directors.  Mr. Steere does not have an ownership interest in any other companies owned and controlled by Mr. Ramjeet and is not an employee or affiliate of any such entities.

(3)	Ron Stone acquired his shares for cash and does not have an ownership interest in any other companies owned and controlled by Mr. Ramjeet and is not an employee or affiliate of any such entities.
(4)
Debbie Ramjeet acquired her shares for cash and is the sister of our CEO and director Wesley Ramjeet. She does not share a residence with Mr. Ramjeet and Mr. Ramjeet does not have voting or dispositive control over the shares of common stock owned by Debbie Ramjeet. Mr. Ramjeet therefore disclaims any beneficial ownership of the shares owned by Debbie Ramjeet.

(5)
Jacquelyn Peters acquired her shares for cash and is employed by Profit Planners, Inc. Ms. Peters does not have an ownership interest in Profit Planners, Inc. or any other entity owned or controlled by Mr. Ramjeet, and is not a control person or affiliate of any such entity.

(6)
Jennifer Anglade acquired her shares for cash and is employed by Profit Planners, Inc. Ms. Anglade does not have an ownership interest in Profit Planners, Inc. or any other entity owned or controlled by Mr. Ramjeet, and is not a control person or affiliate of any such entity.

(7)
Stella Vida acquired her shares for cash and is a Certified Public Accountant employed by Profit Planners, Inc. Ms. Vida owns 33% of CPA Tax Strategies, Inc. Mr. Ramjeet also owns 33% of CPA Tax Strategies, Inc. Ms. Vida is not an employee, control person or affiliate of any other entity owned or controlled by Mr. Ramjeet.

(8)
Qiao Xia Chen acquired her shares for cash and is an employee of Profit Planners, Inc. Ms. Chen does not have an ownership interest in Profit Planners, Inc. or any other entity owned or controlled by Mr. Ramjeet, and is not a control person or affiliate of any such entity.

(9)
Alexander Hart acquired his shares for cash and is a Certified Public Accountant employed by Profit Planners, Inc. Mr. Hart owns 33% of CPA Tax Strategies, Inc. Mr. Ramjeet also owns 33% of CPA Tax Strategies, Inc.  Mr. Hart is not an employee, control person or affiliate of any other entity owned or controlled by Mr. Ramjeet.

(10)	Andre Ragnauth acquired his shares for cash and does not have an ownership interest in any other companies owned and controlled by Mr. Ramjeet and is not an employee or affiliate of any such entities.
(11)
Kelvin Chen acquired his shares for cash and is employed by Profit Planners, Inc. and does not have an ownership interest in any companies owned and controlled by Mr. Ramjeet and is not an employee or affiliate of any such entities. Mr. Chen is an independent contractor who provides IT services to 3A Media, Inc.

(12)	None of the Selling Stockholders are broker-dealers and none of the Selling Stockholders are affiliated with a broker-dealer.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term "Selling Stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the OTC Bulletin Board or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through direct sales to purchasers or sales effected through agents;

•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise);
•	in privately negotiated transactions; and
•	any other method permitted by applicable law.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the common stock short and redeliver the shares to close out these short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We have advised each Selling Stockholder that it may not use shares registered under this Registration Statement to cover short sales made prior to the date this Registration Statement is declared effective by the Commission. If the Selling Stockholders use this prospectus for any sale of shares, they will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Stockholders and any brokers, broker-dealers or their agents who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker, broker-dealer or their agents may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Stockholders may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no Selling Stockholder has entered into any agreements with prospective underwriters. If a Selling Stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the Selling Stockholder and the broker-dealer.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The Selling Stockholders should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of our common stock by the Selling Stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a Selling Stockholder or its agents may not bid for, purchase or attempt to induce any person to bid for or purchase, shares of our common stock while the Selling Stockholder is distributing shares covered by this prospectus. The Selling Stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Unless granted an exemption by the SEC from Regulation M, or unless otherwise permitted under Regulation M, a Selling Stockholder may not engage in any stabilization activity in connection with our common stock and may not bid for or purchase any shares of our common stock or attempt to induce any person to purchase any shares of our common stock other than as permitted under the Securities Exchange Act of 1934. The Selling Stockholders are also advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the registration statement of which this prospectus forms a part must be filed with the SEC.

We will not receive any proceeds from the sale of the shares of the Selling Stockholders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $6,000.

Description of Securities to be Registered

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

We are authorized to issue 500,000,000 shares of common stock, par value $0.001 per share.  As of August 26, 2010, we had 10,416,669 shares of common stock issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock, which are the subject of this registration statement, are fully paid and non-assessable.  We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock, par value $0.001 per share.  As of August 26, 2010, we have not designated any series or class of preferred stock and no shares of preferred stock were issued or outstanding.

Dividends

We have not paid any cash dividends to shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

Interests of Named Experts and Counsel

Bradley L. Steere II, Esq., our Secretary and a director, in his capacity as an attorney admitted to practice in the State of New York, provided an opinion on the validity of the securities being registered in connection with the registration statement of which this prospectus forms a part. Mr. Steere was not engaged on a contingency basis to provide the opinion, however, As of August 26, 2010, he owned 1,200,000, or 11.5%, of our outstanding common stock. Mr. Steere is one of the Selling Stockholders with 50,000 of his shares being registered under the registration statement of which this prospectus forms a part.

The financial statements included in this prospectus and the registration statement have been audited by Coulter & Justus, P.C. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Our Background

Profit Planners Management, Inc. was incorporated pursuant to the laws of the State of Nevada on January 29, 2009.

Our Business

We are a development stage company with a very limited operating history. We provide short-term engagements of an outside chief financial officer (“CFO”) to help companies complete certain transactions or restructurings. Such transactions include, but are not limited to, the sale of a business, business reorganizations, the transfer of a family business, estate planning and the tax implications of such transactions. There are many similar situations where a small to mid-sized company, which normally would not have a CFO, would need one for a period of time to complete a business transaction. Additionally, we provide monthly accounting services to businesses that do not have an accounting department. Generally the contracts for our engagement to provide monthly accounting services will and would be renewable with the mutual consent of the parties to the agreement.

We target our marketing to small to mid-sized companies whose revenues and general business operations do not support, or require, the employment of a full time chief financial officer. When a company of this size is presented with a more complex business transaction, such as a business reorganization, it may not have an employee with the expertise to complete that transaction. We offer such companies a short-term, lower cost alternative to hiring a full-time CFO, whose services may only be needed for the time it takes to complete a specific complex transaction. We believe there are many similar situations where a small to mid-sized company, which normally would not have a CFO, would need one for a period of time to complete a business transaction, and we seek to fill this need by providing such companies with a short-term, contracted CFO consultant.

We will contract out our CFO consultants to clients on a monthly basis with our fees being paid either on a “per hour” basis or on a monthly retainer basis. The fees we will charge each client will depend on the complexity of the services being provided and the length of the term of engagement and will be negotiated with each client on an individual basis.  We do not currently have a set fee structure for our services.

On March 1, 2009, we entered into an agreement to provide CFO and accounting services to 3A Media, Inc., a private New Jersey corporation (“3A Media”). Under the terms of this agreement, we will provide general CFO and accounting services to 3A Media for a fee of $1,000 per month. The term of this agreement expires on August 31, 2010, at which time 3A Media has the option to renew the contract for successive one-year terms. We expect the contract to be renewed for an additional one-year term upon its expiration. Currently the services that we are providing to 3A Media are mainly for monthly accounting services.

On April 1, 2009, we entered into an agreement to provide CFO and accounting services to Micro-Cap Review, Inc., a private Nevada corporation (“Micro-Cap”). Under the terms of this agreement, we will provide general CFO and accounting services to Micro-Cap for a fee of $1,000 per month. The term of this agreement expires on September 30, 2010, at which time Micro-Cap has the option to renew the contract for successive one-year terms. We expect the contract to be renewed for an additional one-year term upon its expiration. Currently the services that we are providing Micro-Cap are mainly for monthly accounting services.

Our contracts with 3A Media and Micro-Cap represent 100% of our current revenue from operations. Both 3A Media and Micro-Cap are materially owned or controlled by our CEO and director, Wesley Ramjeet.

We plan to expand our client base over the next twelve (12) months to include relationships with independent clients through the marketing of our services by Mr. Ramjeet to such independent entities. We also intend to explore potential acquisitions of small accounting, or other consulting firms, to acquire their customer lists in order to expand our client base. There can be no guarantee however, that any additional clients will be identified, that they will enter into contracts for our services or that any acquisitions will take place.

Marketing

Our marketing efforts will be targeted to small to mid sized companies that are known to, located or identified by our CEO.  We also utilize our contacts with other professional service firms (law firms, investment bankers, venture capital firms and CPA audit firms) that provide services to the small and middle market sector for referrals of potential clients. Our focus is on expanding our client base to include companies that are not affiliated with our CEO. We also intend to explore potential acquisitions of small accounting, or other consulting firms, to acquire their customer lists in order to expand our client base.  We believe that this strategy will provide the best results given our limited marketing budget.

Our target is on companies that have sales of less than $100 million and are based in North America. Our industry focus is media, technology, oil, gas, coal and renewable energy. Although we focus on these industries we will look at opportunities in other industries if it makes economic sense.

We do not currently have a web-site, however, we have reserved the domain name www.profitplannersmgt.com and we intend to develop a web-site as part of our marketing strategy.

Competition

The CFO service industry is highly competitive. There are many firms that provide services similar to ours in our market. Among the leaders are Tatum, LLC and The CFO Connection.

In addition, many of the mid-tiered public accounting firms typically provide such services. Among such firms are CBIZ, Inc. and J H Cohn, Inc.

Many of our competitors have longer operating histories, greater brand recognition, broader service lines and greater financial resources and advertising budgets than we do. Therefore, we anticipate substantial competition from other firms in our industry.

Employees

As of August 26, 2010, we had no employees other than our two (2) officers and directors, Mr. Wesley Ramjeet and Mr. Bradley Steere. We anticipate that we will not hire any employees in the next twelve months unless we generate significant additional revenues from operations or raise sufficient funds from financing activities. Our CEO is a CPA and is available to be contracted out to clients who need our services. For potential clients with larger projects, we have access to independent professionals who are available to provide services to such clients of the company on a sub-contracting basis. Our sources for such independent professionals are the contacts of our CEO and the availability of persons through the Linked-In service. Should such sub-contractors be needed, we will enter into an agreement with such person and then contract out the professional to our client for the term of the engagement. Eventually, we plan to employ sufficient personnel that such sub-contracting relationships will not be necessary. We believe our future success depends in large part upon the continued service of our CEO, Wesley Ramjeet.

General

As stated above, we are a development stage company and to date we have received minimal revenues from our operations.  Our independent auditors have raised substantial doubts as to our ability to continue as a going concern.  Our management estimates that we will need to raise a minimum of $500,000 over the next twelve (12) months to execute our business strategy, including the implementation of our marketing strategy, which is currently under development. We estimate that it will take a minimum of twelve (12) months to execute our marketing strategy.

DESCRIPTION OF PROPERTY

Our executive, administrative and operating offices are located at 110 West 40th Street, Suite 2503, New York, N.Y. 10018. This is also the office of other companies owned and controlled by our CEO and director, Wesley Ramjeet. Mr. Ramjeet makes this space available to the company free of charge. There is no written agreement documenting this arrangement.

We have no policies with respect to investments in real estate or interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us in the United States or elsewhere.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “PPMT.OB”.  The following table sets forth the high and low bid prices for our common stock as reported each quarterly period for the full extent of the time that a public market has existed for our common stock, as reported by the National Quotation Bureau. The high and low prices reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

	High	Low

Quarter ended
August 31, 2009	$0.00	$0.00
November 30, 2009	$0.00	$0.00
February 28, 2010	$0.00	$0.00
May 31, 2010	$0.03	$0.03
Interim period to August 26, 2010	$0.03	$0.03

On August 26, 2010, the National Quotation Bureau, Inc. reported that the closing ask price on our common stock was $0.03 per share.

Holders of Our Common Stock

As of August 26, 2010, we had fifteen (15) shareholders of our common stock.

Rule 144 Shares

After February 13, 2010, all of the 10,000,000 shares of our common stock acquired by eleven of our common stockholders on February 13, 2009 will be available for resale to the public pursuant to the provisions and limitations of Rule 144.

After August 7, 2010, all of the 416,669 shares of our common stock acquired by four of the Selling Stockholders on August 7, 2009 will be available for resale to the public pursuant to the provisions and limitations of Rule 144.

Stock Option Grants

As of August 26, 2010, we had not granted any stock options.

FINANCIAL STATEMENTS

Profit Planners Management, Inc.
(A Development Stage Company)

Period from January 29, 2009 (Inception)
to May 31, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Profit Planners Management, Inc.

We have audited the accompanying balance sheets of Profit Planners Management, Inc. (the “Company”) (a development stage company), as of May 31, 2010 and 2009, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended May 31, 2010, period January 29, 2009 (Date of Inception) to May 31, 2009 and period January 29, 2009 (Date of Inception) to May 31, 2010. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Profit Planners Management, Inc. as of May 31, 2010 and 2009, and the results of its operations and its cash flows for the year ended May 31, 2010, period January 29, 2009 (Date of Inception) to May 31, 2009 and period January 29, 2009 (Date of Inception) to May 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Coulter & Justus P.C.
Knoxville, Tennessee
August 10, 2010

Profit Planners Management, Inc.
(A Development Stage Company)

Balance Sheets

	May 31, 2010	May 31, 2009
Assets
Current Assets:
Cash	$18,204	$8,883
Accounts receivable-related party	12,000	5,000

Total Assets	$30,204	$13,883

Liabilities and Stockholders' Equity
Current liabilities:
Accounts and accrued expenses payable	$2,760	$-
Accounts and accrued expenses payable - related party	22,500	4,500

Total Liabilities	25,260	4,500

Stockholders' Equity
Preferred stock - $.001 par value; 50,000,000 shares authorized; none and none issued and outstanding, respectively	-	-
Common stock - $.001 par value; 500,000,000 shares authorized; 10,416,669 and 10,000,000 shares issued and outstanding, respectively	10,416	10,000
Additional paid-in capital	12,084	-
Accumulated deficit during the development stage	(17,556)	(617)
Total Stockholders' Equity	4,944	9,383
Total Liabilities And Stockholders' Equity	$30,204	$13,883

See accompanying notes to the financial statements.

Profit Planners Management, Inc.
(A Development Stage Company)

Statements of Operations

	Year Ended May 31, 2010	January 29, 2009 (Inception) - May 31, 2009	January 29, 2009 (Inception) - May 31, 2010

Revenue - Related Parties	$24,000	$5,000	$29,000

Operating expenses:
Consulting & professional expenses - related party	18,000	4,500	22,500
Consulting & professional expenses	15,260	-	15,260
Other operating expenses	7,679	1,117	8,796
Total operating expenses	40,939	5,617	46,556

Net Loss	$(16,939)	$(617)	$(17,556)

Basic and diluted net loss per weighted-average shares common stock	$(0.00)	$(0.00)	$(0.00)

Weighted-average number of shares of common stock to be issued and outstanding	10,339,043	4,918,033	8,981,008

See accompanying notes to the financial statements.

Profit Planners Management, Inc.
(A Development Stage Company)

Statements of Changes in Stockholders’ Equity (Deficit)

			Additional	Accumulated
	Common	Common	Paid-in	Deficit during the
	Shares Outstanding	Stock	Capital	development stage	Total

Balance January 29, 2009 (Inception)	-	$-	$-	$-	$-

Issuance of common stock	10,000,000	10,000	-	-	10,000
Net loss for the period ended May 31, 2009		-	-	(617)	(617)
Balance May 31, 2009	10,000,000	10,000	-	(617)	9,383

Issuance of common stock	416,669	416	12,084	-	12,500
Net loss for the year ended May 31, 2010		-	-	(16,939)	(16,939)
Balance May 31, 2010	10,416,669	$10,416	$12,084	$(17,556)	$4,944

See accompanying notes to the financial statements.

Profit Planners Management, Inc.
(A Development Stage Company)

Statements of Cash Flows

	Year Ended May 31, 2010	January 29, 2009 (Inception) - May 31, 2009	January 29, 2009 (Inception) - May 31, 2010

Cash Flows From Operating Activities
Net loss	$(16,939)	$(617)	$(17,556)
Adjustments to reconcile net loss to cash used in operating activities:
Changes in operating assets and liabilities:
Accounts receivable-related party	(7,000)	(5,000)	(12,000)
Accounts and accrued expenses payable	2,760	-	2,760
Accounts and accrued expenses payable - related party	18,000	4,500	22,500
Net Cash Used in Operating Activities	(3,179)	(1,117)	(4,296)

Cash Flows From Financing Activities
Issuance of common stock	12,500	-	12,500
Issuance of common stock - related party	-	10,000	10,000
Net Cash Provided by Financing Activities	12,500	10,000	22,500

Net Increase in Cash	9,321	8,883	18,204
Cash, beginning of period	8,883	-	-
Cash, end of period	$18,204	$8,883	$18,204

See accompanying notes to the financial statements.

Profit Planners Management, Inc.
(A Development Stage Company)

Notes to the Financial Statements

NOTE 1 – ORGANIZATION

Profit Planners Management, Inc. (the “Company”), a development stage company, was incorporated on January 29, 2009 under the laws of the State of Nevada.  The Company derives revenue from management, financial and accounting advisory services mainly through consulting agreements.

NOTE 2 – SUMMARY OF SINGIFICANT ACCOUNTING POLICIES

Accounts receivable

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms, without discounts. The Company periodically evaluates the collectability of its accounts receivable and considers the need to record or adjust an allowance for doubtful accounts based upon historical collection experience and specific customer information. Actual amounts could vary from the recorded estimates. The Company has determined that as of May 31, 2010 and May 31, 2009, no allowance for doubtful accounts was required.  The Company does not require collateral to support customer receivables.

Revenue recognition

The Company’s revenues are derived from management, financial and accounting advisory services.  The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the services have been rendered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Income taxes

The amount provided for income taxes is based upon the amounts of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events recognized in the financial statements as measured by the provisions of enacted tax laws.

The Company evaluates its uncertain tax positions and a loss would be recognized when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount that would be recognized is subject to estimate and management’s assessment of relevant risks, facts and circumstances for each uncertain tax position. To the extent the Company’s assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company reports any tax-related interest and penalties as a component of income tax expense.  The Company is subject to federal and state income taxes in which the Company operates. Tax years subject to examination by federal and state jurisdictions include 2009 and after.

Profit Planners Management, Inc.
(A Development Stage Company)

Notes to the Financial Statements (continued)

NOTE 2 – SUMMARY OF SINGIFICANT ACCOUNTING POLICIES CONTINUED

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for our current assets and current liabilities  approximate fair value based on the short-term contractual or maturity of these instruments.

Net loss per common share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of May 31, 2010 or May 31, 2009.

NOTE 3 – GOING CONCERN

As reflected in the accompanying audited financial statements, the Company has a net loss of $16,939 and net cash used in operations of $3,179 for the year ended May 31, 2010; and had working capital of $4,944 and an accumulated deficit of $17,556 at May 31, 2010.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management believes that the actions presently being taken and the success of future operations will be sufficient to enable the Company to continue as a going concern.  In addition, management intends to obtain capital in the near future through additional private placement offerings.

During February 2009, the Company raised $10,000 through issuance of common stock to related parties for the purpose of funding operating expenses. In August 2009 the Company raised an additional $12,500 from the sale of its common stock.  However, there can be no assurance that the raising of equity will be successful and that the Company’s anticipated financing will be available in the future, at terms satisfactory to the Company. Failure to achieve the equity and financing at satisfactory terms and amounts could have a material adverse effect on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 – RELATED PARTY TRANSACTIONS

All Company’s revenues and related accounts receivable are derived from providing consulting services (primarily CFO services) to two companies substantially owned by our CEO.  Consulting and professional services provided to these related companies by our CEO are classified as related party expenses.

NOTE 5 – INCOME TAXES

The Company has Federal net operating loss carryovers available to offset future taxable income as follows:

Profit Planners Management, Inc.
(A Development Stage Company)

Notes to the Financial Statements (continued)

Year Generated	Year of Expiration	Amount

2009	2029	$617
2010	2030	16,939
		$17,556
NOTE 5 – INCOME TAXES CONTINUED

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Components of the Company’s deferred tax asset are as follows as of May 31:

	2010	2009
Deferred tax asset – net operating loss carryovers	$2,633	$93
Valuation allowance	(2,633)	(93)
Net deferred tax asset	$-	$-

The Company periodically evaluates whether it is more likely than not that it will generate sufficient taxable income to realize the deferred income tax asset. The ultimate realization of this asset is dependent upon the generation of future taxable income sufficient to offset the related deductions. At the present time, management cannot presently determine when the Company will be able to generate sufficient taxable income to realize the deferred tax asset; accordingly, a valuation allowance has been established to offset the asset.  The net change in valuation allowance was an increase of $2,540 and $93 in 2010 and 2009, respectively.

The reconciliation of income tax benefit attributable to continuing operations computed at the U.S. federal statutory tax rates to the income tax benefit recorded is as follows:

	Year Ended May 31, 2010	January 29, 2009 to May 31, 2009
Income tax at U.S. statutory rate of 15%	$(2,540)	$(93)
Increase in valuation allowance	2,540	93
Income tax benefit	$-	$-

MANAGEMENT’S DISCUSSION AND ANALYSIS

Introduction

The following discussion and analysis should be read in conjunction with our accompanying financial statements and the notes to those financial statements included elsewhere in this Prospectus. The following discussion includes forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Prospectus.

Plan of Operation

We are a Nevada Corporation founded in January 2009. We provide short-term engagements of an outside chief financial officer (“CFO”) to assist companies with certain transactions or restructurings. Such transactions include, but are not limited to, the sale of a business, business reorganizations, the transfer of a family business, estate planning and the tax implications of such transactions.  There are many similar situations where a small company, which normally would not have a CFO, would need one for a period of time to complete a business transaction. We intend, through the existing relationships of our CEO, to target companies that may need our services.

Critical Accounting Policies

Going concern

The accompanying financial statements have been prepared under a going concern basis which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has incurred operating losses from inception through the period ended May 31, 2010. In addition, at May 31, 2010 the Company has an accumulated deficit of $17,556. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

During 2011, the Company intends to raise financing for the purpose of funding operating expenses.

However, there can be no assurance that the raising of future equity will be successful and that the Company’s anticipated financing will be available in the future, at terms satisfactory to the Company. Failure to achieve the equity and financing at satisfactory terms and amounts could have a material adverse effect on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Critical Accounting Policies Continued

Accounts receivable

Accounts receivable represents CFO and accounting services obligations from customers. The Company periodically evaluates the collectability of its accounts receivable and considers the need to record or adjust an allowance for doubtful accounts based upon historical collection experience and specific customer information. Actual amounts could vary from the recorded estimates. The Company has determined that as of May 31, 2010, no allowance for doubtful accounts was required because we believe that all receivables will subsequently be collected. The Company does not require collateral to support customer receivables.

Revenue recognition

The Company’s revenues are derived from management, financial and accounting advisory services.  The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the services have been rendered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured.

Results of Operations

Year Ended May 31, 2010

For the year ended May 31, 2010, we had related-party service income of $24,000.  Expenses for the year ended May 31, 2010 totaled $40,939 resulting in a net loss of $16,939.

Operating expenses for the year ended May 31, 2010 of $40,939 are comprised of related party consulting fees for Wesley Ramjeet, CEO, of $18,000, DTC consulting fees of $5,500, accounting fees of $9,760, filing fees of $7,099 and office service expenses of $580, respectively.

Period from January 29, 2009 (Inception) through May 31, 2009

For the period from January 29, 2009 (Inception) through May 31, 2009, we had related-party service income of $5,000.  Expenses for the year ended May 31, 2010 totaled $5,617 resulting in a net loss of $617.

Operating expenses for the period from January 29, 2009 (Inception) through May 31, 2009 of $5,617 are comprised of related party consulting fees for Wesley Ramjeet, CEO, of $4,500 and office service expenses of $1,117, respectively.

Period from January 29, 2009 (Inception) through May 31, 2010

For the period from January 29, 2009 (Inception) through May 31, 2010, we had related-party service income of $29,000.  Expenses for the year ended May 31, 2010 totaled $46,556 resulting in a net loss of $17,556.

Operating expenses for the period from January 29, 2009 (Inception) through May 31, 2010 of $46,556 are comprised of related party consulting fees for Wesley Ramjeet, CEO, of $22,500, DTC consulting fees of $5,500, accounting fees of $9,760, filing fees of $7,099 and office service expenses of $1,697, respectively.

Capital Resources and Liquidity

As of May 31, 2010, we had cash of $18,204 as compared to cash of $8,883 as of May 31, 2009. Net cash used in operating activities totaled $3,179 for the year ended May 31, 2010. Net cash provided by financing activities totaled $12,500 for the year ended May 31, 2010 which included $12,500 for cash received for common stock purchased through private placement.

Net cash used in operating activities totaled $1,117 for the period ended January 29, 2009 (Inception) to May 31, 2009. Net cash provided by financing activities totaled $10,000 for the period ended January 29, 2009 (Inception) to May 31, 2009 which included $10,000 for capital contribution received from a related party.

Net cash used in operating activities totaled $4,296 for the period ended January 29, 2009 (Inception) to May 31, 2010. Net cash provided by financing activities totaled $22,500 for the period ended January 29, 2009 (Inception) to May 31, 2010 which included $12,500 for cash received for common stock purchased through private placement and $10,000 for capital contribution received from a related party.

In order for us to execute our business plan we will need to raise at least $500,000 in debt or equity. The funds are needed for building out the management team, sales and marketing and working capital. There can be no assurance that we will be able to raise the funds needed to execute our business plan.

If we are unable to satisfy our cash requirements we may be unable to proceed with our plan of operations.  We do not anticipate the purchase or sale of any significant equipment. The foregoing represents our best estimate of our cash needs based on current planning and business conditions.  In the event we are not successful in reaching our initial revenue targets, additional funds may be required, and we may not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we will suspend or cease operations.

We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following table sets forth information regarding our executive officers, certain other officers and directors as of August 26, 2010:

Name	Age	Position
Wesley Ramjeet	44	Chief Executive Officer and Director
Bradley L. Steere II	48	Secretary and Director

Background of Officers and Directors

The following biographies describe the business experience of our executive officers and directors:

Wesley Ramjeet – Chief Executive Officer and Director

Mr. Ramjeet, 44, has been our Chief Executive Officer and a member of our board of directors since the formation of the company in January 2009. Mr. Ramjeet has been the Managing Partner of Profit Planners, Inc., a private New Jersey consulting company since 2003. Profit Planners, Inc. provides professional consulting services to publicly traded and privately held companies. Mr. Ramjeet is also the Chairman of Micro-Cap Review, Inc., a financial publisher that covers the micro cap market place. Prior to founding Profit Planners, Inc., Mr. Ramjeet was the interim Chief Financial Officer of Youth Stream Media, Inc., a NASDAQ traded public company. Mr. Ramjeet began his professional career in the Entrepreneurial Services Group at Ernst and Young, LLP. During his nine years at Ernst and Young, Mr. Ramjeet served both private and publicly traded companies in various industries. Mr. Ramjeet received his Bachelors degree in Accounting from St. John's University and is a CPA.

Bradley L. Steere II, Esq. - Secretary and Director

Mr. Steere, 48, has been our Secretary and a member of our board of directors since the formation of the company in January 2009. Mr. Steere is a lawyer admitted to practice in the states of New York and Rhode Island who specializes in the practice areas of securities, corporate and commercial law. Mr. Steere was admitted to practice law in the states of New York and Rhode Island in 1990. From 1990 to 1994, Mr. Steere was an attorney in the Enforcement Division of the Northeast Regional Office of the United States Securities and Exchange Commission. From 1994 to the present, Mr. Steere has been in private practice in New York, New York during which time he has been an Associate with the law firm Kane Kessler PC, a partner in the firm of Steere & May, and, since 2000, a sole practitioner. Mr. Steere received his BA degree from Boston University in 1984 and his JD degree from the Hofstra University School of Law in 1990.

Other than as described above, none of our directors, executive officers, promoters or control persons has, within the last five years: (i) had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations or similar misdemeanors); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (iv) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the "SEC") or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated. There are no family relationships among any of our directors and executive officers.

Election of Directors and Officers

Holders of our common stock are entitled to one (1) vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Cumulative voting with respect to the election of Directors is not permitted by our Articles of Incorporation. Our Board of Directors is elected at the annual meeting of the stockholders or at a special meeting called for that purpose. Each director holds office until the next annual meeting of the stockholders or until the director’s successor is elected and qualified. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the vacancy may be filled by a vote of the Board of Directors, by the stockholders at the next annual stockholders’ meeting or by the stockholders at a special meeting of stockholders called for that purpose.

Director Compensation

Our directors currently do not receive any compensation for their roles as members of our Board of Directors and no director receives a salary as a director.

EXECUTIVE COMPENSATION

Summary Compensation Table; Compensation of Executive Officers

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers by us during the period ended May 31, 2010 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO):

 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Comp ($)	Non- Qualified Deferred Comp Earnings ($)	All Other Comp ($)	Totals ($)
Wesley Ramjeet,	2009	4,500	0	0	0	0	0	0	4,500
CEO (1)	2010	18,000	0	0	0	0	0	0	18,000

Bradley Steere, Secretary	2009	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0

(1)
On March 1, 2009, we entered into a consulting agreement with Mr. Wesley Ramjeet. Mr. Ramjeet serves as our Chief Executive Officer and is a member of our board of directors. Mr. Ramjeet agreement requires us to pay him a consulting fee of $1,500 per month.

Option Grants Table  There were no individual grants of stock options to purchase our common stock made to the executive officers named in the Summary Compensation Table through September 1, 2009.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options outstanding or exercised during the period ended September 1, 2009 by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table There were no awards made to a named executive officer in the last completed fiscal year under any LTIP.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Contracts

On March 1, 2009, we entered into a consulting agreement with Mr. Wesley Ramjeet. Mr. Ramjeet serves as our Chief Executive Officer and is a member of our board of directors. Mr. Ramjeet receives a consulting fee of $1,500 per month under the Consulting Agreement. The Consulting Agreement does not require Mr. Ramjeet to commit his full time to the company. The Consulting Agreement is not for a specified term and will continue indefinitely with the mutual consent of the parties thereto.

Indemnification

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada. Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of August 26, 2010, information regarding the beneficial ownership of our common stock: (i) by each of our directors and executive officers; (ii) by all directors and executive officers as a group; or (iii) by all persons known to us to own 5% or more of our outstanding shares of common stock. The mailing address for each of the persons indicated is our corporate headquarters.

Beneficial ownership is determined under the rules of the SEC. In general, these rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and include, among other things, securities that an individual has the right to acquire within sixty (60) days. Unless otherwise indicated, the stockholders identified in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned (1)

Name	Number of Shares		Percent of Class

Wesley Ramjeet	6,600,000	(2)	63.36%
Bradley L. Steere II	1,200,000	(3)	11.52%

All directors and executive officers	7,800,000		74.88%

(1)           As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within sixty (60) days.
(2)           Mr. Ramjeet personally owns 6,600,000 shares of our common stock.
(3)           Mr. Steere personally owns 1,200,000 shares of our common stock.

The percentages in the above table are computed based upon a total of 10,416,669 shares or common stock being outstanding on August 26, 2010.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CONTROL PERSONS

On March 1, 2009, we entered into an agreement to provide CFO and accounting services to 3A Media, Inc., a private New Jersey corporation (“3A Media”). Under the terms of this agreement, we will provide general CFO and accounting services to 3A Media for a fee of $1,000 per month. The term of this agreement expires on August 31, 2010, at which time 3A Media has the option to renew the contract for successive one-year terms.

On April 1, 2009, we entered into an agreement to provide CFO and accounting services to Micro-Cap Review, Inc., a private Nevada corporation (“Micro-Cap”). Under the terms of this agreement, we will provide general CFO and accounting services to Micro-Cap for a fee of $1,000 per month. The term of this agreement expires on September 30, 2010, at which time Micro-Cap has the option to renew the contract for successive one-year terms.

On March 1, 2009, we entered into a consulting agreement with Wesley Ramjeet to act as our CEO and director. Our contracts with 3A Media and Micro-Cap represent 100% of our current revenue from operations. Both 3A Media and Micro-Cap are materially owned or controlled by our CEO and director, Wesley Ramjeet.

Our executive, administrative and operating offices are located at 110 West 40th Street, Suite 2503, New York, N.Y. 10018. This is also the office of other companies owned and controlled by our CEO and director, Wesley Ramjeet. Mr. Ramjeet makes this space available to the company free of charge. There is no written agreement documenting this arrangement.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Securities and Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.     Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$18.31
Federal Taxes	$0.00
State Taxes and Fees	$0.00
Transfer Agent Fees	$650.00
Accounting and audit fees and expenses	$3,000.00
Legal fees and expense	$500.00
Blue Sky fees and expenses	$1,000.00
Miscellaneous	$1,000.00
Total	$6,168.31

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.      Indemnification Of Directors And Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article XI of our Bylaws filed as Exhibit 3.2 to this registration statement.

2.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons against liability under the Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.      Recent Sales Of Unregistered Securities.

Since our inception on January 29, 2009, we have sold the following securities, which were not registered under the Securities Act of 1933, as amended.

On February 13, 2009, we sold a total of 10,000,000 shares of our common stock to eleven individuals pursuant to the terms of a private transaction, which closed on that date. The shares were sold at $.001 per share and the total proceeds to us from the sale was $10,000. The shares were paid for with cash. The shares were sold to following persons:

Name	Shares Purchased
Wesley Ramjeet (1)	6,600,000
Bradley L. Steere II (2)	1,200,000
Ron Stone (3)	480,000
Debbie Ramjeet (4)	400,000
Jacquelyn Peters (5)	400,000
Jennifer Anglade (6)	200,000
Stella Vida (7)	120,000
Qiao Xia Chen (8)	120,000
Alexander Hart (9)	120,000
Andre Ragnauth (10)	120,000
Richard Levychin	120,000
Kelvin Chen (11)	80,000
Richard Kouns	80,000

(1)
Wesley Ramjeet acquired his shares for cash and is our CEO and a member of our Board of Directors. Mr. Ramjeet owns and controls several operating companies. Mr. Ramjeet owns 100% of Profit Planners, Inc. a private consulting firm. Mr. Ramjeet owns 100% of 3A Media, Inc. and 75% of Micro-Cap Review, Inc. Mr. Ramjeet also owns 33% of CPA Tax Strategies, Inc.

(2)
Bradley L. Steere II acquired his shares for cash and is our Secretary and a member of our Board of Directors.  Mr. Steere does not have an ownership interest in any other companies owned and controlled by Mr. Ramjeet and is not an employee or affiliate of any such entities.

(3)	Ron Stone acquired his shares for cash and does not have an ownership interest in any other companies owned and controlled by Mr. Ramjeet and is not an employee or affiliate of any such entities.
(4)
Debbie Ramjeet acquired her shares for cash and is the adult sister of our CEO and director Wesley Ramjeet. She does not share a residence with Mr. Ramjeet and Mr. Ramjeet does not have voting or dispositive control over the shares of common stock owned by Debbie Ramjeet. Mr. Ramjeet therefore disclaims any beneficial ownership of the shares owned by Debbie Ramjeet.

(5)
Jacquelyn Peters acquired her shares for cash and is employed by Profit Planners, Inc. Ms. Peters does not have an ownership interest in Profit Planners, Inc. or any other entity owned or controlled by Mr. Ramjeet, and is not a control person or affiliate of any such entity.

(6)
Jennifer Anglade acquired her shares for cash and is employed by Profit Planners, Inc. Ms. Anglade does not have an ownership interest in Profit Planners, Inc. or any other entity owned or controlled by Mr. Ramjeet, and is not a control person or affiliate of any such entity.

(7)
Stella Vida acquired her shares for cash and is a Certified Public Accountant employed by Profit Planners, Inc. Ms. Vida owns 33% of CPA Tax Strategies, Inc. Mr. Ramjeet also owns 33% of CPA Tax Strategies, Inc. Ms. Vida is not an employee, control person or affiliate of any other entity owned or controlled by Mr. Ramjeet.

(8)
Qiao Xia Chen acquired her shares for cash and is an employee of Profit Planners, Inc. Ms. Chen does not have an ownership interest in Profit Planners, Inc. or any other entity owned or controlled by Mr. Ramjeet, and is not a control person or affiliate of any such entity.

(9)
Alexander Hart acquired his shares for cash and is a Certified Public Accountant employed by Profit Planners, Inc. Mr. Hart owns 33% of CPA Tax Strategies, Inc. Mr. Ramjeet also owns 33% of CPA Tax Strategies, Inc.  Mr. Hart is not an employee, control person or affiliate of any other entity owned or controlled by Mr. Ramjeet.

(10)	Andre Ragnauth acquired his shares for cash and does not have an ownership interest in any other companies owned and controlled by Mr. Ramjeet and is not an employee or affiliate of any such entities.
(11)
Kelvin Chen acquired his shares for cash and is employed by Profit Planners, Inc. and does not have an ownership interest in any companies owned and controlled by Mr. Ramjeet and is not an employee or affiliate of any such entities. Mr. Chen is an independent contractor who provides IT services to 3A Media, Inc.

On August 7, 2009, we sold a total of 416,669 shares of our common stock to four individuals pursuant to the terms of a private transaction, which closed on that date. The shares were sold at $.03 per share and the total proceeds to us from the offering was $12,500. The shares were paid for with cash. The shares were sold to following persons:

Name	Shares Purchased

Paul Sendro	166,667
Robert & Kathleen Phillipson	83,334
Cindy Hiles	83,334
Richard Stone	83,334

All of the shares described above were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

The shares of common stock issued in the above described transactions were restricted shares and cannot be resold unless they are subsequently registered pursuant to the Securities Act of 1933, as amended, or such sale is pursuant to a valid exemption from such registration. The transactions referred to above did not involve an underwriter or placement agent and there were no underwriter’s discounts or commissions, or placement agent fees or commissions, paid in connection with the transactions. The transactions referred to above were exempt transactions in accordance with the provisions of Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. We did not engage in any public solicitations in connection with the above transactions.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any additional securities.

ITEM 16.      Exhibits.

The following Exhibits are filed as part of this Registration Statement. All Exhibits are filed herewith unless otherwise noted.

Ex. No.	Document Description
3.1	Articles of Incorporation of Profit Planners Management, Inc.
3.2	Bylaws of Profit Planners Management, Inc.
4.1	Specimen stock certificate of the common stock, par value $.001 per share, of Profit Planners Management, Inc.
5.1	Opinion of Bradley L. Steere II, Esq. regarding the legality of the securities being registered.
10.1	Consulting Agreement between Profit Planners Management, Inc. and Mr. Wesley Ramjeet dated March 1, 2009.
10.2	Consulting Services Agreement between Profit Planners Management, Inc. and 3A Media, Inc. dated March 1, 2009.
10.3	Consulting Services Agreement between Profit Planners Management, Inc. and Micro-Cap Review, Inc. dated April 1, 2009.
23.1	Consent of Coulter & Justus, P.C., Independent Registered Public Accounting Firm.
23.2	Consent of Bradley L. Steere II, Esq. (Contained in Exhibit 5.1 hereto)

ITEM 17.      UNDERTAKINGS.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The issuer is subject to Rule 430C of the Securities Act of 1933 and therefore, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

C.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

D.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing of this Form S-1 Registration Statement and has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 27th day of August, 2010.

PROFIT PLANNERS MANAGEMENT, INC.

By:	/s/ Wesley Ramjeet
Wesley Ramjeet, Chief Executive Officer and Director

By:	/s/ Wesley Ramjeet
Wesley Ramjeet, principal financial officer and principal accounting officer

SIGNATURE	TITLE	DATE

/s/ Wesley Ramjeet	Chief Executive Officer	August 27, 2010
Wesley Ramjeet	and Director

/s/ Bradley L Steere II	Secretary and Director	August 27, 2010
Bradley L Steere II

EXHIBIT INDEX

The following Exhibits are filed as part of this Registration Statement. All Exhibits are filed herewith unless otherwise noted.

Ex. No.	Document Description
3.1	Articles of Incorporation of Profit Planners Management, Inc.
3.2	Bylaws of Profit Planners Management, Inc.
4.1	Specimen stock certificate of the common stock, par value $.001 per share, of Profit Planners Management, Inc.
5.1	Opinion of Bradley L. Steere II, Esq. regarding the legality of the securities being registered.
10.1	Consulting Agreement between Profit Planners Management, Inc. and Mr. Wesley Ramjeet dated March 1, 2009.
10.2	Consulting Services Agreement between Profit Planners Management, Inc. and 3A Media, Inc. dated March 1, 2009.
10.3	Consulting Services Agreement between Profit Planners Management, Inc. and Micro-Cap Review, Inc. dated April 1, 2009.
23.1	Consent of Coulter & Justus, P.C., Independent Registered Public Accounting Firm.
23.2	Consent of Bradley L. Steere II, Esq. (Contained in Exhibit 5.1 hereto)